  Exhibit 10.19

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into by and among Adam Kasower (“Kasower”), East Ventures, Inc., a British Virgin Islands company (“East Ventures”), SV Booth Investments III, LLC, a Delaware limited liability company ("SC Booth") and Theorem Group, LLC, a California limited liability company ("Theorem Group") (collectively, Kasower, East Ventures, SV Booth and Theorem Group are referred to herein as "Claimants"), and GT Biopharma Inc. (“GT Biopharma”). GT Biopharma and Claimants are each referred to as a “Party” and, collectively, as the “Parties.”

WHEREAS, from on or about October 1, 2009 and through 2017, Claimants Theorem Group, East Ventures, SV Booth, and Kasower each invested in GT Biopharma and its predecessor, formerly known as Oxis International, Inc., through a Securities Purchase Agreement (the “SPA”) pursuant to which Claimants purchased from GT Biopharma convertible warrants and preferred stock (the "Securities");

WHEREAS, Claimants allege that on August 27, 2017, GT Biopharma completed a restructuring of its unregistered debt and equity securities (the “Restructuring”), wherein debtholders of GT Biopharma received one share of GT Biopharma’s $0.001 par value common stock (“Common Stock”) for each one dollar and twenty cents ($1.20) of principal and accrued interest owed to them by GT Biopharma; warrant holders exercised their warrants on a cashless basis into one share of Common Stock for each warrant held; and preferred stock holders exchanged their preferred stock pursuant to a preferred stock exchange agreement;

WHEREAS, Claimants allege that on August 27, 2017, pursuant to the Restructuring, certain holders of securities of GT Biopharma were issued a total of 1,513,548 shares of newly issued GT Biopharma’s $0.001 par value series J preferred stock (the “Series J Preferred”). The Series J Preferred was to convert one to one (1:1) into the Common Stock from time to time as converted by the holders. The Series J was subsequently reported on GT Biopharma’s filings with the Securities and Exchange Commission (“SEC”);

WHEREAS, Claimants allege that on January 29, 2019 GT Biopharma notified certain investors that it had issued new series J-1 preferred shares (the “Series J-1 Preferred”) to replace the unconverted balance of Series J Preferred and that the Series J-1 Preferred was materially different from the Series J Preferred allegedly allowing the holders to receive a most favored nations treatment on conversion based on GT Biopharma’s ongoing financing;

WHEREAS, Claimants allege that the subsequent exchange of the Series J Preferred to the Series J-1 Preferred and the additional issuances of Series J-1 Preferred were material breaches of the Restructuring and allegedly causing Claimants substantial damage and harm in the form of dilution;

WHEREAS, a dispute arose between GT Biopharma and Claimants regarding GT Biopharma’s obligations under the terms of the SPA and the Securities issued thereunder and GT Biopharma disputes Claimants' allegations;

WHEREAS, on November 26, 2019, Claimants caused their counsel to send a letter to GT Biopharma, alleging, in part, that Claimants had "suffered damages in the aggregate of more than $5,000,000" (the "Demand Letter") and enclosing a draft complaint (the "Draft Complaint");

WHEREAS, the Parties previously engaged in settlement discussions, including the preparation of preliminary, draft settlement documents, which did not receive approval from, and were expressly rejected by, the GT Biopharma Board;

WHEREAS, the Parties desire to fully settle and resolve all issues, disputes, claims and causes of action that were raised, or that could have been raised, relating in every and any way to the Demand Letter and/or the Draft Complaint, to avoid further expense and inconvenience of litigation, without any admission of liability or wrongdoing on the part of GT Biopharma, its officers, agents or shareholders;

WHEREAS, GT Biopharma denies each and every one of Claimants' allegations of wrongful conduct, and denies that any conduct challenged by Claimants caused any damage whatsoever, and have asserted a number of defenses to Claimants' claims;

WHEREAS, the Parties agree that this Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by GT Biopharma, its officers, agents or shareholders, or of the truth of any claim or allegation or a waiver of any defenses thereto;

AND WHEREAS, the Parties, each acting on his, her or its own behalf, have approved of the settlement terms described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including in return for the promises and covenants undertaken by the Parties herein and the releases given herein, the Parties agree as follows:

1. Settlement Exchange: Within five (5) Business Days of the date on which this Agreement is fully executed by the Parties, GT Biopharma shall issue and deliver to each of Claimants a convertible note (the “Settlement Notes”), in the form attached hereto as Exhibit A, in the following amounts:

TheoremGroup
$303,726.40
East Venture
$112,788.48
Kasower
$500,078.58
SV Booth
 $294,245.54

The date on which the Settlement Notes are delivered to Claimants is hereinafter referred to as the “Exchange Date.” As used herein, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to remain closed.

2. Releases and Covenant Not to Sue:

a. Claimants' Releases: Claimants on their own behalf, and for and on behalf of theirs parent companies, subsidiaries, and direct or indirect affiliates, and any and all of their respective present, former, and future general partners, limited partners, officers, directors, shareholders, managers, members, trustees, employees, consultants, attorneys, and other agents in their respective capacities as such, and the heirs, executors, administrators, successors, and assigns of each of them (collectively, the “Claimants' Releasors”), hereby completely and irrevocably releases and forever and finally discharges any and all Claims (as defined below), rights, demands, obligations, causes of action, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, damages, liabilities, debts, costs, expenses (including attorneys’ fees), payments, capital contributions, fees, bonds, covenants, contracts, agreements, judgments, charges, or losses of any kind or character whatsoever, in law or equity, whether presently known or unknown, asserted or unasserted, fixed or contingent, in contract, tort, or otherwise, that any of the Claimants' Releasors had, presently may have or may have in the future against GT Biopharma, as well as, to the extent applicable, each of their respective parent companies, subsidiaries, direct and indirect affiliates, and any and all of their respective present, former and future officers, directors, shareholders, managers, members, partners, employees, consultants, attorneys, and other agents in their respective capacities as such (collectively, the “GT Biopharma and Individual Released Parties”), arising out of or by reason of any cause, matter, or thing relating or ancillary to the Demand Letter or Draft Complaint. The release shall apply to Claims whether arising under any statute, rule or regulation, or under the law of any country, state, province, territory, or any other jurisdiction, or under principles of contract law, common law, or equity; provided that, and consistent with Section 3(f) of this Agreement, nothing herein shall release Claims arising out of this Agreement or any Settlement Documents (as defined below).

b. GT Biopharma’s Releases. GT Biopharma on its own behalf, and for and on behalf of its parent companies, subsidiaries, and direct or indirect affiliates, and any and all of their respective present, former, and future general partners, limited partners, officers, directors, shareholders, managers, members, trustees, employees, consultants, attorneys, and other agents in their respective capacities as such, and the heirs, executors, administrators, successors, and assigns of each of them (collectively, the “GT Biopharma Releasors”), hereby completely and irrevocably releases and forever and finally discharges any and all Claims, rights, demands, obligations, causes of action, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, damages, liabilities, debts, costs, expenses (including attorneys’ fees), payments, capital contributions, fees, bonds, covenants, contracts, agreements, judgments, charges, or losses of any kind or character whatsoever, in law or equity, whether presently known or unknown, asserted or unasserted, fixed or contingent, in contract, tort, or otherwise, that any of the GT Biopharma Releasors had, presently may have or may have in the future against Claimants, as well as each of Claimants' investment managers, subsidiaries, and direct or indirect affiliates, and any and all of their respective direct or indirect present, former and future officers, directors, shareholders, managers, members, partners, employees, consultants, attorneys, and other agents in their respective capacities as such (collectively, the “Claimants Released Parties”), arising out of or by reason of any cause, matter, or thing relating or ancillary to the Demand Letter or the Draft Complaint. The releases shall apply to Claims whether arising under any statute, rule or regulation, or under the law of any country, state, province, territory, or any other jurisdiction, or under principles of contract law, common law, or equity; provided that, consistent with Section 2(e) of this Agreement, nothing in this release shall release Claims arising out of this Agreement or any Settlement Documents. For the avoidance of doubt, the release in this Section 2(b) shall have the same effect as a dismissal with prejudice.

c. Covenant Not to Sue; Defense: Except as necessary to enforce this Agreement and the Settlement Documents, each Party on its own behalf and on behalf of any other Person purporting to act by, through or on behalf of such Party, hereby covenants, represents, and warrants that it will forever refrain from suing to enforce or to recover, directly or indirectly, under any Claims released by this Agreement, to the extent such releases become effective. This Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the undertakings contained here. As used herein, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any government or any department or agency thereof.

d. Unknown Claims: The Parties each acknowledge that he, she or it may discover facts in addition to or different from those that he, she or it now knows or believes to be true with respect to the matters released herein, but that it is the express intention of the Parties, except as necessary to enforce this Agreement and the Settlement Documents, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exists, heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts with respect to the matters released hereby. In furtherance of this intention, the Parties each acknowledge that they have been advised of and expressly waive any and all provisions, rights and benefits of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties shall also be deemed expressly to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542 or that would otherwise limit the releases and waivers contained in this Agreement.

The Parties each acknowledge that the foregoing waiver was separately bargained for and is an integral aspect of the Agreement of which this release is a part.

e. Enforcement of This Agreement: For the avoidance of doubt, notwithstanding the foregoing or any other provisions of this Agreement, the releases and covenants not to sue in this Section 2 shall not apply to any disputes or claims that may arise in the future relating to the enforcement of the terms of this Agreement or the Settlement Documents issued pursuant thereto.

3. No Admission: It is understood and agreed that this Agreement is a compromise and settlement of the Claims released herein, and it shall not be construed as an admission, concession, or indication of the validity of any Claim, defense, liability, obligation, or wrongdoing.

4. Representations and Covenants of GT Biopharma:

a. Authorization; Enforcement; Validity. GT Biopharma has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Settlement Notes and each of the other agreements, instruments, certificates or documents entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Settlement Documents”) and to issue the Settlement Notes, all in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Settlement Documents by GT Biopharma and the consummation by GT Biopharma of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Settlement Notes, have been duly authorized by GT Biopharma’s Board of Directors, and no further filing, consent, or authorization is required by GT Biopharma, its Board of Directors or its stockholders. This Agreement and the other Settlement Documents are duly executed and delivered (or will be delivered) by GT Biopharma, and constitute (or will constitute) the legal, valid and binding obligations of GT Biopharma, enforceable against GT Biopharma in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

b. Issuance of Securities. In each case subject to the terms of the Settlement Documents, the issuance of the Settlement Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and free from all preemptive or similar rights, taxes, liens and charges and other encumbrances with respect to the issue thereof and the shares of Common Stock issuable upon conversion thereof (“Conversion Shares”) (when issued) shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holder of the Conversion Shares (when issued) being entitled to all rights accorded to a holder of Common Stock. As of the Exchange Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds (the “Required Reserved Amount”) the sum of 150% of the maximum number of Conversion Shares of Common Stock issuable pursuant to the terms of the Settlement Note based on the initial Conversion Price (as defined in the Settlement Note) (without taking into account any limitations on the issuance thereof pursuant to the terms of the Settlement Note). As of the date hereof, there are 672,834,264 shares of Common Stock authorized and unissued. So long as Claimants holds the Settlement Note, GT Biopharma shall take use commercially reasonable efforts to at all times have authorized, and reserved for the purpose of issuance, no less than the Required Reserve Amount.

c. No Conflicts. The execution, delivery and performance of the Settlement Documents by GT Biopharma and the consummation by GT Biopharma of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Settlement Notes) will not (i) result in a violation of the restated certificate of incorporation of GT Biopharma or its bylaws or (ii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to GT Biopharma or any of its Subsidiaries, or by which any property or asset of GT Biopharma or any of its Subsidiaries is bound or affected, except, in the case of clauses (iii) above, where such conflict, violation or default would not result, individually or in the aggregate, in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of GT Biopharma and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or on the other Settlement Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of GT Biopharma to perform any of its obligations under any of the Settlement Documents.

d. Consents. GT Biopharma is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Settlement Documents, in each case in accordance with the terms hereof or thereof, other than (i) the filings required pursuant to Section 5(h) of this Agreement, (ii) the notice and/or application(s), if any, required to be delivered pursuant to Section 5(i) of this Agreement, (iii) any filings required to be made under applicable state securities laws and (iii) those already obtained or effected on or prior to the date hereof.

e. FAST Compliance. While any of the Settlement Notes are outstanding, GT Biopharma shall maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

f. Shell Company Status. GT Biopharma is not, and has never been, an issuer identified in Rule 144(i)(1) of the U.S. Securities Act of 1933, as amended (the “Act”).

g. SEC Filings.  As of their respective filing dates, GT Biopharma’s filings with the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2019 (the “SEC Documents”), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

h. Disclosure of Transactions and Other Material Information.  GT Biopharma shall file a current report on Form 8-K reasonably acceptable to Claimants (the “8-K Filing”) on or before 8:30 a.m., New York City time, on the first Business Day after this Agreement has been duly executed and delivered, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement and attaching a form of this Agreement and the form of Settlement Notes (including, without limitation, all schedules and exhibits to such agreements to the extent required by the rules of the SEC) as an exhibit to such filing.  From and after the filing of the 8-K Filing with the SEC, Claimants shall not be in possession of any material, nonpublic information received from GT Biopharma, any of its Subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, GT Biopharma acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between GT Biopharma, any of its Subsidiaries or any of their respective officers, directors, employees or agents, on the one hand, and Claimants or any of their respective affiliates, on the other hand, shall terminate and be of no further force or effect. GT Biopharma shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide Claimants with any material, nonpublic information regarding GT Biopharma or any of its Subsidiaries from and after the date hereof without the express prior written consent of Claimants or as otherwise contemplated hereby. GT Biopharma understands and confirms that Claimants will rely on the foregoing representations in effecting transactions in securities of GT Biopharma.

i. Listing.  GT Biopharma shall, if applicable, take all steps necessary to promptly secure the listing or quotation of all of (i) Conversion Shares without regard to any limitation on the conversion of the Settlement Note and (ii) any capital stock of GT Biopharma issued or issuable with respect to the Conversion Shares, as applicable, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise (the “Listed Securities”) upon the OTCQB (the “Principal Market”) or any other national securities exchange or automated quotation system, if any, upon which the Common Stock is then listed.  GT Biopharma shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(i).

j. No Integration Actions. None of GT Biopharma, any of its affiliates or any Person acting on behalf of GT Biopharma or such affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the 1933 Act) that would be integrated with the issuance of the Settlement Notes in a manner that would require the registration under the 1933 Act of the issuance to Claimants or require shareholder approval under the rules and regulations of the Principal Market, and GT Biopharma will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market with the issuance of the Settlement Notes contemplated hereby.

k. Variable Securities. For so long as any of the Settlement Notes remain outstanding, GT Biopharma shall not, in any manner, (i) issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price, unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Common Stock into which any of the Settlement Notes is convertible (collectively, “Variable Rate Transactions”) or (ii) enter into any agreement, or issue any securities pursuant to any agreement, including, without limitation, an equity line of credit, at-the-market offering or similar agreement, whereby GT Biopharma may issue securities at a future determined price.

l. Preservation of Corporate Existence. The Company shall preserve and maintain its corporate existence, rights, privileges and franchises in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is necessary in view of its business or operations and where the failure to qualify or remain qualified might reasonably have a Material Adverse Effect upon the financial condition, business or operations of GT Biopharma, taken as a whole.

m. Indemnification. To the fullest extent permitted by law, GT Biopharma will, and hereby does, indemnify, hold harmless and defend Claimants, the directors, officers, partners, members, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the 1933 Act or the 1934 Act (each, an “Indemnified Person”), against any losses, Claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”), incurred in investigating, preparing or defending any action, Claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, relate to, or are based upon: (a) any misrepresentation or breach of any representation or warranty made by GT Biopharma in the Settlement Documents, (b) any breach of any covenant, agreement or obligation of GT Biopharma contained in the Settlement Documents or (c) any cause of action, suit or claim brought or made against such Indemnified Person by a third party and arising out of, resulting from, or ancillary to the transactions contemplated by the Settlement Documents (unless such action is based upon a breach of such Indemnified Person’s representations, warranties or covenants under the Settlement Documents or any agreements or understandings such Indemnified Person may have with any such stockholder or any violations by such Indemnified Person of state or federal securities laws or any conduct by such Indemnified Person which constitutes fraud, gross negligence, willful misconduct or malfeasance). GT Biopharma shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any reasonable and invoiced legal fees or other reasonable and invoiced expenses incurred by them in connection with investigating or defending any such Claim.

5. Representations and Covenants of Claimants:

a. Authorization; Enforcement; Validity. Each of Claimants has the legal capacity and right to execute, deliver, enter into and perform the obligations under this Agreement and each of the other Settlement Documents in accordance with the terms hereof and thereof. This Agreement and the other Settlement Documents are duly executed and delivered by each of Claimants, and constitute the legal, valid and binding obligations of each of Claimants, enforceable against Claimants in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

6. Non Disparagement. Each of Claimants, and GT Biopharma, severally and not jointly, agrees that, from and after the execution of this Agreement, each of them shall not make, publish or communicate, or encourage any other Person to make, publish or communicate, any Disparaging (as defined below) remarks, comments, or statements concerning any other Person that is subject to, or a signatory of, this Agreement. As used herein, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of business of, or reflect negatively upon, the individual or entity being disparaged. Each of Claimants, and GT Biopharma, severally and not jointly, further agrees that, from the execution of this Agreement, they shall not encourage any other Person to consider, threaten, or file any action, Claim, suit, inquiry, or proceeding against any Person that is subject to, or a signatory of, this Agreement. This provision shall in no way limit the ability of any party to enforce the Settlement Documents.

7. Confidentiality. The Parties agree that the negotiations that resulted in this Agreement, are confidential and they will not disclose them to any third party except: (i) to their respective attorneys, accountants and insurers; (ii) as required by, or for use in, any court of competent jurisdiction or regulatory body or agency; (iii) as required by any federal, state or municipal rule, regulation or law; (iv) to any tax preparation professional and to the extent necessary to accurately file city, state and federal taxes; and, (v) with respect to Claimants only, to any limited partner, potential investor or any other Person if, in Claimants' own judgment, disclosure is necessary to explain, for any business purpose, the background, circumstances, and/or results of the Demand Letter or the Draft Complaint.

8. Entire Agreement; Amendments. This Agreement and any schedules and exhibits hereto constitute the entire agreement among the Parties as to the settlement and supersede any prior agreements, including but not limited to any preliminary, draft settlement documents, among the Parties with respect to the subject matter of this Agreement. No representations, warranties or inducements have been made or relied upon by any Party concerning this Agreement or its exhibits, other than the representations, warranties and covenants expressly set forth in such documents. This Agreement shall not be modified or amended in any way except in writing executed by or on behalf of each Party to be bound thereby or by their respective successors-in-interest.

9. Voluntary and Informed Assent. Each Party to this Agreement represent and agree that the Party has read and fully understood the provisions of this Agreement, that they are fully competent to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

10. Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party. This Agreement was prepared jointly by the Parties, and no presumptions or rules of interpretation based upon the identity of the Party preparing or drafting the Agreement, or any part thereof, shall be applicable or invoked.

11. Headings. The section headings contained in each section of this Agreement are intended solely for convenience of reference and shall not limit or expand the express terms of this Agreement or otherwise be used in its construction.

12. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Settlement Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Settlement Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

13. Waiver. The waiver by any Party of any breach of this Agreement by the other shall not be deemed a waiver of that or any other prior or subsequent breach of any provision of this Agreement by any other Party.

14. Severability. If any provision or provisions of this Agreement or the settlement shall be held to contravene or be invalid under any applicable law, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular provision or provisions held to be illegal, invalid or unenforceable, and the remaining rights and obligations of the Parties shall remain in full force and effect and construed and enforced accordingly so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. Effect of Cancellation or Termination. If the settlement set forth in this Agreement does not become effective, or is terminated, reversed or vacated by a court of competent jurisdiction for any reason, then, notwithstanding anything herein to the contrary, the settlement set forth in this Agreement shall be null and void and of no further force or effect, and each Party shall be restored to his, her or its respective position as it existed prior to the execution of this Agreement, including for statute of limitations purposes. Neither the existence of this Agreement, the facts of its existence, the terms hereof or any statements or negotiations between the Parties relating hereto shall be admissible in evidence or shall be referred to for any purpose in any subsequent litigation, action or proceeding, except in a proceeding to enforce its terms.

16. Binding Effect. This Agreement binds and inures to the benefit of the Parties and their respective past and present agents, employees, attorneys, representatives, officers, directors, shareholders, successors, assigns, transferees, insurers and sureties, and all of their subsidiaries, parents, predecessors, successors and controlled or affiliated companies.

17. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement or any other Settlement Documents must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to GT Biopharma:

GT Biopharma, Inc.
9350 Wilshire Blvd, Suite 203
Beverly Hills, CA 90212
Email:  sww@gtbiopharma.com; ajc@gtbiopharma.com

With a copy to (for informational purposes only):

Perrie Weiner
Baker McKenzie
1901 Avenue of the Stars Suite 950
Telephone: (310) 201-4709
Facsimile: (310) 201-4721
E-mail: perrie.weiner@bakermckenzie.com

If to Claimants:

Adam Kasower
25170 Jim Bridger Road

Hidden Hills, CA 91302

East Ventures, Inc.
269 S Beverly Drive, Suite 1079
Beverly Hills, CA 90210

SV Booth Investments III, LLC
1280 5th Ave
New York NY 10029

Theorem Group, LLC
269 S Beverly Drive, Suite 1079
Beverly Hills, CA 90212

With a copy (for informational purposes only) to:

LAW OFFICES OF JACQUES CHEN
Jacques Chen, Esq.
2029 Century Park East, Suite 400
Los Angeles, CA 90067
Telephone:   (310) 201-4382
Facsimile:    (866) 425-6035
E-mail:         jchen028@gmail.com

18. Specific Performance. Each Party hereto acknowledges and agrees, on behalf of itself, herself or himself and its, her or his affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement or any of the other Settlement Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and/or the other Settlement Documents and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they may be entitled at law or in equity.

19. Counterpart Signature Pages: This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, all counterparts when taken together shall constitute the entire Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by themselves or their duly authorized representatives on the respective dates set forth below.

Dated: November ___, 2020 GT BIOPHARMA, INC. By: ____________________________ Name: Anthony Cataldo Title: Chief Executive Officer	Dated: November ___, 2020 EAST VENTURES, INC. By: ____________________________ Name: Title:
Dated: November ___, 2020 ________________________________ Adam Kasower	Dated: November ___, 2020 SV BOOTH INVESTMENTS III, LLC By: ____________________________ Name: Title:

Dated: November ___, 2020

THEOREM GROUP, LLC

By: ____________________________
Name:
Title:

[Signature Page—Settlement Agreement]

EXHIBIT A
FORM OF SETTLEMENT NOTE